EXHIBIT 99.1

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

John Mills

Senior Managing Director

310.954.1105

Vitacost.com, Inc. Names Brian D. Helman as Chief Financial Officer

BOCA RATON, Fla., January 31, 2012 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that Brian D. Helman was named Chief Financial Officer. Mr. Helman will join the Company at the end of February and will replace Stephen E. Markert, Jr. who has been serving as the Company’s Chief Financial Officer on an interim basis since October 2010. Mr. Helman brings nearly 20 years of finance and accounting experience and was most recently Chief Financial Officer of Intermedix Corporation. Prior to joining Intermedix, Mr. Helman was Chief Financial Officer of Rosetta Stone Inc., where he directed all of the Company’s financial activities in a rapid growth environment and led its initial public offering in 2009.

“We are excited to have Brian join Vitacost.com given his significant financial and accounting experience in high growth, technology companies which makes him an excellent fit for the Vitacost.com team. We believe his ability to build a world-class financial infrastructure and develop and implement new financial processes and systems will create the financial platform needed to support our future growth initiatives,” stated Jeffrey Horowitz, Chief Executive Officer. “We would also like to thank Steve for all of his hard work over the past fifteen months. He has made numerous contributions to the Company and we want to wish him well in his future endeavors.”

“I am extremely excited to join Vitacost.com given its industry leading position and strong long-term growth potential,” stated Mr. Helman. “I look forward to working with the Vitacost team to drive future growth and further position the Company as the largest on-line provider of dietary supplements and health and wellness products in the market today.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, long term growth strategy, future financial performance, sales expectations and initiatives to improve efficiencies through increased scale and leverage, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. These risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2010 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.